Exhibit 5.1

[DaVita letterhead]

October 20, 2010

DaVita Inc.

1551 Wewatta Street

Denver, Colorado 80202

Re: Registration Statement on Form S-3 (File No. 333-169690)

Ladies and Gentlemen:

I refer to the issuance by DaVita Inc., a Delaware corporation (the “Company”) of $775,000,000 of 6-3/8% Senior Notes due 2018 (the “2018 Notes”) under an indenture dated as of October 20, 2010 (the “2018 Indenture”) among the Company, the subsidiary guarantors named therein (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) and $775,000,000 of 6-5/8% Senior Notes due 2020 (the “2020 Notes” and together with the 2018 Notes, the “Notes”), under an indenture dated as of October 20, 2010 (the “2020 Indenture” and together with the 2018 Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee, and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”), and pursuant to (i) a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2010 (File No. 333-169690) (the “Registration Statement”); (ii) a prospectus dated September 30, 2010 included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated October 1, 2010 (the “Preliminary Prospectus Supplement”, and together with the Base Prospectus, the “Preliminary Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act and a final prospectus supplement dated October 5, 2010 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act; and (iii) an underwriting agreement dated October 5, 2010 by and among the Company, the Guarantors and Banc of America Securities LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

I am the Vice President, General Counsel and Secretary of the Company and I am familiar with the proceedings to date with respect to the issuance and sale of the Notes and the issuance of the Guarantees. In this regard, I directly or through attorneys under my direction have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Notes and the Guarantees have been duly authorized by all necessary corporate action on the part of the Company and the Guarantors, and when the Notes have been duly executed by the Company and authenticated by the Trustee and the Guarantees have been duly executed by the Guarantors, each in accordance with the provisions of the applicable Indenture, and delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

With respect to enforcement, the above opinion is qualified to the extent enforcement of the Indentures, the Notes and the Guarantees may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

I have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

For the purposes of this opinion, I have assumed that there will be no changes in the laws currently applicable to the Company or the Guarantors and the validity, legally binding character or enforceability of the Notes and the Guarantees, and that such laws will be the only laws applicable to the Company, the Guarantors, the Notes and the Guarantees. I have further assumed that neither the Certificate of Incorporation or By-laws of the Company nor any of the equivalent organizational documents of any Guarantor will have been materially modified or amended.

I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance or sales of the Notes and the issuance of the Guarantees.

This opinion is limited to the Act, the laws of the State of Ohio (for the specific purposes set forth below) and the Delaware General Corporation Law. I note that the Indentures, the Notes and the Guarantees are expressly governed by the laws of the State of New York and, for the purposes of rendering the opinion set forth above, I have assumed that the applicable substantive laws of the State of Ohio are substantially similar to those of the State of New York. I express no opinion and make no representation as to the appropriateness of such assumption.

I hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated October 20, 2010 and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Kim M. Rivera

Kim M. Rivera
Vice President, General Counsel and Secretary

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